Exhibit 3.84

ARTICLES OF INCORPORATION

OF

FRANKLIN CAREER COLLEGE INCORPORATED

The undersigned, being over the age of eighteen years, in order to form a corporation pursuant to the provisions of the California Corporations Code, hereby certifies as follows:

I.                                         NAME

The name of the corporation, hereinafter referred to as the “Corporation” is FRANKLIN CAREER COLLEGE INCORPORATED.

II.                                     PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.                                 INITIAL AGENT

The name and address of the initial agent for service of process is ALI BAYRAMI 2010 Calle De Los Alamos, San Clemente, CA 92672.

IV.                                 SHARES

The corporation is authorized to issue only one class of shares, having a total number of 5,000,000 shares. All or any part of said shares may be issued by the corporation from time to time and for such consideration as may be determined upon or fixed by the Board of Directors, as provided by law.

V.                                     DIRECTORS

The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI.                                 NO PREFERENCES, PRIVILEGES, RESTRICTIONS

No distinction shall exist between the shares of the corporation or the holders thereof.

EXECUTION

IN WITNESS WHEREOF, the undersigned, who is the incorporator has executed these Articles of Incorporation on August 15th, 2003.

/s/ Ali Bayrami
Ali Bayrami